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                                                                   Exhibit 10.15


                INTERIM AGREEMENT TO PROVIDE ELECTRIC SERVICE

            THIS AGREEMENT, dated February 25, 1998, is by and between MICRON ELECTRONICS, INC., 900 East Karcher Road, Nampa, Idaho 83687 ("MEI"), Idaho Power Company, P.O. Box 70, Boise, Idaho ("Idaho Power") and MCMS, INC., 16399 Franklin Road, Nampa, Idaho 83687 ("MCMS"). MCMS, MEI and Idaho Power may also be referred to hereinafter individually as "Party" or collectively as the "Parties."

                              R E C I T A L S :

            A. MCMS is a wholly owned subsidiary of MEI California, Inc. ("MEIC"), which is a wholly owned subsidiary of MEI. Pursuant to a recapitalization agreement, MEIC will own 10% of the outstanding capital stock of MCMS upon the consummation thereof (the "Recapitalization"). The assets of MCMS include a manufacturing facility ("the MCMS Facility") located adjacent to MEI's computer manufacturing facility located on East Karcher Road, Nampa, Idaho ("the MEI Facility").

            B. Idaho Power and MEI are parties to the Agreement for Installation of the KRCH Substation dated September 1, 1997 ("Substation Agreement"). Under the Substation Agreement, with MEI's consent Idaho Power can utilize reserved substation capacity in the KRCH Substation to serve third party power needs, including the MCMS loads.

            C. The MCMS Facility currently receives electric service over electric distribution facilities reserved for use by MEI and as part of the electric service Idaho Power provides to MEI under Idaho Power's Schedule 19.

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            D. MCMS has requested that Idaho Power provide electric service to
MCMS through the KRCH Substation following the Recapitalization. MCMS will be served as a new customer, separate and distinct from MEI. Providing separate service to MCMS as a new customer will require that Idaho Power install additional distribution facilities ("Interconnection Facilities").

            E. MEI and MCMS desire to consummate the Recapitalization before Idaho Power can install the Interconnection Facilities to provide separate electric service to the MCMS Facility.

            NOW, THEREFORE, in consideration of the mutual obligations and undertakings set froth herein, the parties hereby agree as follows:

            1. Installation of Facilities.

                  1.1 Idaho Power will install the necessary Interconnection Facilities to allow the MCMS Facility to be connected to Idaho Power's existing electrical transmission/distribution system through the KRCH Substation.

                  1.2 Idaho Power will not commence installation of the Interconnection Facilities until after: (1) Idaho Power has received payment as required in Paragraph 3.2; and (2) all required easements and rights of way from MEI and MCMS, as applicable, are obtained.

                  1.3 Idaho Power will use its best efforts to complete the installation of the Interconnection Facilities by September 1, 1998. However, MCMS and MEI, as applicable, recognize that Idaho Power's ability to complete installation on or before that date is subject to


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MCMS's and MEI's timely compliance with the requirements set out in Paragraph
1.2 and Idaho Power's ability to obtain required labor, materials, equipment, easements, and comply with governmental regulations.

            2. Land and Right of Way. MCMS and MEI agree to provide and/or grant to Idaho Power such easements or rights of way as are reasonably required for installing the Interconnection Facilities and to accomplish the work to be performed by Idaho Power under this Agreement. All such easements and the rights of way will be in a form reasonably satisfactory to Idaho Power and will be provided to Idaho Power at no cost. Idaho Power will be responsible for the acquisition of any and all permits, rights of way and/or regulatory approvals required by public agencies for performance of this Agreement and for payment of any and all permit fees and/or taxes required for or associated with such permits, rights of way and regulatory approvals. Idaho Power will use its best efforts to identify its requirements for easements and rights of way as described in this paragraph as soon as reasonably practicable. Once Idaho Power's easement and rights of way requirements are made known to MEI and MCMS, MEI and MCMS covenant and agree to grant such easements and rights of way to Idaho Power as soon as reasonably practicable, using such form of easement and right of way as Idaho Power may reasonably require.


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            3. Cost of Providing Facilities.

                  3.1 Installation of the Interconnection Facilities will be in accordance with (1) Rule H, Idaho Power's tariff governing line installations, including any revisions to that rule, or any successor rule(s) or schedule(s), and (2) the provisions governing distribution facilities beyond the point of delivery contained in Schedules 9 and/or 19. Subsequent to the execution of this Agreement, MCMS and Idaho Power will finalize the design and budget for the Interconnection Facilities.

                  3.2 In addition to any cash contributions required by Rule H and Schedules 9 and/or 19, MCMS will pay Idaho Power Three Hundred Thousand Dollars ($300,000) for acquiring 6,000 kW of capacity in the KRCH Substation from MEI under the terms of the Substation Agreement. MCMS' payment of the Three Hundred Thousand Dollar ($300,000) amount shall not give MCMS any ownership rights in the KRCH Substation facilities, but it will reserve for MCMS use of 6,000 kW of capacity in the KRCH Substation without payment of additional costs for substation facilities. Ownership of the KRCH Substation facilities shall remain with Idaho Power.

                  3.3 In accordance with the provisions of Article VIII of the Substation Agreement, MEI agrees to release 6,000 KW of "transferrable capacity" to Idaho Power for use by MCMS. Upon commencement of construction of the Interconnection Facilities, Idaho Power will pay MEI the Three Hundred Thousand Dollars ($300,000) received from MCMS.


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            4. Interim Service to MCMS Facility.

                  4.1 Because the MCMS Facility electrical load is currently included in the total MEI Facility electrical load, electric service is provided to the MCMS Facility by means of a distribution line currently serving by MEI. Consistent with MEI's and MCMS' mutual desire to continue the operation of the MCMS Facility while Idaho Power is installing the Interconnection Facilities, Idaho Power has agreed to temporarily permit MCMS to receive electric service from Idaho Power over the distribution lines owned by MEI. MEI and MCMS agree that Idaho Power will continue to meter and bill MEI for the combined electric loads at both the MEI Facility and the MCMS Facility. MEI will continue to be responsible for paying the total billing from Idaho Power for the MEI Facility and the MCMS Facility. MCMS and MEI will allocate the Idaho Power billings paid by MEI between themselves consistent with past practices, and Idaho Power will have no obligation to seek payment for any portion of the MEI billing from MCMS.

                  4.2 The Parties recognize that the above-described billing and metering arrangement is only an interim arrangement until the Interconnection Facilities are installed.

                  4.3 When the Interconnection Facilities are installed, MCMS will be separately metered and billed for its electric service and MCMS' right to receive electric service through MEI pursuant to Paragraph 4.1 of this Agreement will be terminated. If the Interconnection Facilities are not installed on or before September 1, 1998, due to MCMS' or MEI's failure to comply with the terms of this Agreement, Idaho Power will deliver written notice to MCMS and MEI of either MCI's or MCMS' failure to comply with the terms of this


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Agreement. Unless the failure to comply is cured prior to the 180th day after such delivery of written notice, Idaho Power may enter onto MCMS and/or MEI property and install or remove equipment to discontinue electric service to the MCMS Facility, or take such other steps as Idaho Power may reasonably deem appropriate, including, but not limited to, the filing of a complaint against MEI and/or MCMS at the Commission.

                  4.4 MEI agrees to use its reasonable best efforts to continue the supply of electrical service to MCMS until the Interconnection Facilities are installed.

                  4.5 On completion of the Interconnection Facilities and the connection of MCMS as a separate customer of Idaho Power to the KRCH Substation, Idaho Power will enter into an agreement with MCMS, subject to IPUC confirmation if necessary, reserving 6,000 kilowatts of substation capacity in the KRCH Substation for MCMS' use until December 1, 2012.

                  4.6 Within two (2) weeks after closing of the Recapitalization, MEI will reimburse to MCMS an amount equal to $35,635, representing the amount previously paid by MCMS to MEI for charges and expenses relating to the KRCH Substation.

                  4.7 Upon completion and energizing of the Interconnection Facilities and MCMS' receipt of electrical power through such facilities, MCMS shall have no further obligation to pay MEI for any further charges or expenses relating to the power lines connecting MEI to the KRCH Substation or the KRCH Substation.


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            5. Miscellaneous Provisions.

                  5.1 This Agreement is subject to valid laws and to the regulatory authority and orders, rules and regulations of the Idaho Power Utilities Commission and such other administrative bodies having jurisdiction, as well as Idaho Power Company's Rules and Regulations as now or may be hereafter modified and approved by the Idaho Public Utilities Commission.

                  5.2 This Agreement shall be governed by and construed in accordance with the laws of the State of Idaho, and venue for any court proceeding arising out of this Agreement shall be in Boise, Idaho.

                  5.3 This Agreement may only be amended or modified by a writing signed by the duly authorized representatives of all three Parties. This Agreement may be executed in counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Agreement.

                  5.4 The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                  5.5 This Agreement constitutes the entire agreement between the parties with respect to Idaho Power providing interim separate electrical service to MCMS. This Agreement supersedes any and all other agreements, whether or not in writing, between the parties with respect to Idaho Power providing interim separate electrical service to MCMS.


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                  5.6 MEI and MCMS each agrees to indemnify and hold the other harmless from and against any and all claims, damages and liabilities (including reasonable attorneys' fees and costs) resulting directly from any breach by the indemnifying parties of this agreement.

            IN WITNESS WHEREOF, the Parties have entered into this Agreement effective as of the day and year first hereinabove written.

                                          MEI

                                          By /s/ [Illegible]
                                             --------------------------------
                                          Title
                                               ------------------------------

                                          IDAHO POWER COMPANY

                                          By /s/ [Illegible]
                                             --------------------------------
                                          Title:  Vice President - Delivery

                                          MCMS

                                          By /s/ Robert F. Subia
                                             --------------------------------
                                          Title Chief Executive Officer
                                                and President


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